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                                                                       EXHIBIT 5

                   (LETTERHEAD OF MCNEES WALLACE & NURICK LLC)

                               ____________, 2003

Board of Directors
Canton Bancorp, Inc.
5 West Main Street
Canton, Pennsylvania 17724-0217

Re:  Registration Statement on Form S-4
     Canton Bancorp, Inc.

Gentlemen:

     In connection with the proposed offering of up to 28,231 shares of common stock, $10.00 par value (the "Common Stock"), by Canton Bancorp, Inc. (the "Company"), covered by the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to such Common Stock, we, as special counsel to the Company, have reviewed:

     (1)  the Articles of Incorporation of the Company;

     (2)  the Bylaws of the Company;

     (3) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement;

     (4)  the Registration Statement; and

     (5)  copies of the certificates representing shares of the Common Stock.

     Based solely upon our review of the foregoing, it is our opinion that:

     (a) The Company has been duly incorporated under the laws of the Commonwealth of Pennsylvania and is validly subsisting and in good standing under the laws of such Commonwealth.

     (b) The Common Stock covered by the Registration Statement has been duly authorized and, when issued pursuant to the terms described in the Registration Statement, will be legally issued by the Company and fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the reference to our name in the proxy statement/prospectus included in the registration statement under the caption "Legal Opinion."

                                   Sincerely,

                                   /s/ McNEES WALLACE & NURICK LLC